EXHIBIT 4.5

                             SHAREHOLDERS AGREEMENT

THIS AGREEMENT made the 14 day of September, 2006.

BETWEEN:

                              GAMING VENTURES PLC,
                           incorporated in Isle of Man

                                     ("GV")

AND:

                             GOLDEN PALACE LIMITED,
                       incorporated in Antigua and Barbuda

                                     ("GP")

AND:

                               RNG GAMING LIMITED,
                         incorporated in the Isle of Man

                               (the "CORPORATION")

WHEREAS:

     (1) all of the issued shares of the Corporation are owned of record by the following shareholders in the following amounts:

                                               ORDINARY SHARES
                                               ---------------

          GV                     1,000,000 ordinary shares of (pound)0.0001 each
          GP                       250,000 ordinary shares of (pound)0.0001 each


     (2)  this Agreement concerns the business and affairs of the Corporation.

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

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                                                ARTICLE 1

                                        INTERPRETATION AND PURPOSE

1.01 DEFINITIONS

     In this Agreement:

     "ACCOUNTANT" means the accountant(s) of the Corporation from time to time appointed pursuant to this Agreement;

     "ACT" means the Companies Acts 1931 to 2004, being Acts of the Government of the Isle of Man, and any other similar Acts of the Government of the Isle of Man;

     "BANK" means the bank or other financial institution at which the Corporation from time to time maintains its general business account;

     "BOARD" means the board of directors of the Corporation from time to time;

     "BUSINESS DAY" means a day other than a Saturday, Sunday or statutory holiday in the Isle of Man;

     "CONTROL" means, with respect to any corporation, the ownership, beneficially and legally, of voting securities in the capital of such corporation, to which are attached more than 50% of the votes that may be cast to elect the directors of such corporation and such votes are sufficient (and are exercised) to elect a majority of the directors thereof, and "CONTROL" shall also mean the management of the day-to-day operations and business of such corporation;

     "DIRECTORS" means the directors of the Corporation (excluding the Managing Director);

     "MANAGING DIRECTOR" shall be the non-voting managing director appointed from time to time under SECTION 2.03(1);

     "PRIME RATE" for any particular day means the prime lending rate of interest for such day established and announced from time to time by the Royal Bank of Scotland as its reference rate of interest per annum for determining interest rates on Isle of Man Currency demand loans to Isle of Man customers;

     "SECURITIES" means shares of any class or a debt obligation of the Corporation to a Shareholder and includes a certificate evidencing such a share or debt obligation;

     "SHARES" means the Ordinary shares of the Corporation;

     "SHAREHOLDERS" means GV and GP;


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     "TRANSFER" means to sell, assign, surrender, gift, transfer, pledge, mortgage, charge, create a security interest in, hypothecate or otherwise encumber or deal with any interest, legal or beneficial, in the subject-matter of the transfer;

     "TRANSFER VALUE" means the fair market value of Shares to be transferred in accordance with this Agreement as agreed between the vendor and the purchaser or as determined in accordance with ARTICLE 5; and

     "TRANSFER VALUATION DATE" means the date on which an event described in this Agreement, which initiates a right or obligation to purchase Shares, occurs.

1.02 INTERPRETATION OF "SUBSIDIARY":

     For the purposes of this Agreement, a corporation shall be deemed to be a "SUBSIDIARY" of another corporation if, but only if,

     (1)  it is controlled by,

          (a)  that other, or

          (b) that other and one or more corporations each of which is controlled by that other, or

          (c) two or more corporations each of which is controlled by that other; or

     (2)  it is a subsidiary of a corporation that is that other's subsidiary.

     "SUBSIDIARIES" means more than one Subsidiary.

1.03 INTERPRETATION OF "AFFILIATE"

     For the purposes of this Agreement a corporation shall be deemed to be an "AFFILIATE" of another corporation if, but only if, one of them is the Subsidiary of the other or both are Subsidiaries of the same corporation or each of them is controlled by the same person. "AFFILIATES" means more than one Affiliate.

1.04 CONFLICT

     In the event of a conflict between any provision of this Agreement and any provision of the Memorandum of Association of the Corporation, the provision of this Agreement shall govern and, at the request of any Shareholder, the Memorandum of Association shall be amended as may be necessary to remove the conflict.


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                                    ARTICLE 2

                                   MANAGEMENT

2.01 BOARD OF DIRECTORS

     (1) The Board shall consist of up to 4 directors (excluding the "Managing Director"). While GP owns 20% of the Shares, it shall be permitted to appoint 1 of the directors and GV shall be permitted to appoint the remainder of the directors. Upon GP becoming the owner of 50% of the Shares, GP and GV shall each be entitled to appoint an equal number of the directors. Should a director who was an appointee of a Shareholder die or resign from the Board, or should a director who that Shareholder appointed be removed, the Shareholder in these cases shall be permitted to appoint a director to replace the director who died, resigned or was removed. The directors of GP and GV shall, from time to time, jointly appoint a non-voting "Managing Director" who shall have the powers and responsibilities set forth below and who shall remain in that position for so long as he/she shall have the confidence of all directors.

     (2) The Board shall meet at least once in every one month until otherwise determined by unanimous consent of the Board. The Board shall meet at the registered office of the Corporation or at a location determined by the Managing Director and if a meeting of the Board is not held during any one month period (or other period as determined by unanimous consent of the Board), any director may call a meeting of the Board on 96 hours prior notice to the other directors. At each meeting of the Board, unless waived unanimously by the Board, the Managing Director shall report fully to the Board with respect to the current status of the operations of the Corporation and with respect to all major developments or planned action involving the Corporation and shall present to the meeting complete current financial information with respect to the Corporation.

     (3) A quorum for meetings of the Board shall consist of a majority of the members of the Board, which must include the Managing Director and one GV director and one GP director. If a quorum is not obtained at any meeting, the meeting shall be adjourned and may be reconvened upon 7 days notice to the directors, at which reconvened meeting the quorum shall be those directors present at the meeting.

     (4) Any or all directors may participate in a meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to hear and communicate with each other simultaneously and a director participating in such a meeting by such means is deemed to be present at the meeting.


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2.02 SIGNING OFFICERS

     The authorized signing officers of the Corporation shall be the Managing Director (who will also be the Corporation's President) and/or any delegates of the Managing Director.

2.03 APPROVAL OF MATTERS

     (1)  "MATERIAL ACTION" means any one or more of the following:

          (a)  any change in the Memorandum of Association of the Corporation;

          (b) any change in the authorized or issued capital of the Corporation;

          (c) the entering into of any agreement or the making of any offer or the granting of any right capable of becoming an agreement to allot or issue any shares of the Corporation;

          (d) any action which may lead to or result in a material change in the nature of the business of the Corporation;

          (e) the entering into of any agreement other than in the ordinary course of the Corporation's business;

          (f) the taking of any steps to wind-up or terminate the corporate existence of the Corporation;

          (h) the sale, lease, exchange or disposition of the entire undertaking or property or assets of the Corporation;

          (i) the taking, holding, subscribing for or agreeing to purchase or acquire shares in the capital of any body corporate other than a wholly-owned Subsidiary of the Corporation, to be located in Israel, whose business will consist of providing the Corporation with technology development services;

          (j) the entering into of a partnership or of any arrangement for the sharing of profits, union of interests, joint venture or reciprocal concession with any person;

          (k) the entering into of an amalgamation, merger or consolidation with any other body corporate;

          (l)  the redemption or purchase by the Corporation of its issued
               Shares;

          (m) the repayment of any loans owing by the Corporation to any Shareholder, except as contemplated in SECTION 3.03;


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          (n)  the fixing, paying or changing of any salary, bonus or fee to any party or any director of the Corporation, except as approved by in an approved operating budget or as approved by the Board's Budget Committee or Compensation Committee;

          (o) the appointment or removal of officers of the Corporation at any time during the initial 12 month period following the signing of this Agreement or at any time after the exercise by GP of the "Option" referred to in the Share Subscription and Option Agreement entered into between the parties contemporaneously with this Agreement;

          (p) the delegation by the Board of any of its powers, except as specifically set forth in this Agreement; and

          (r)  any agreement with or commitment to any party to this Agreement.

     (2) No Material Action shall be taken without the consent of both Shareholders.

     (3) The Managing Director shall take all actions reasonably possible to ensure that:

          (a) the Corporation does not violate the terms of any credit facility it has established with any lender;

          (b) the Corporation shall comply, in all material respects with all applicable laws, rules, regulations and orders applicable to the Corporation, its assets, or its business;

          (c) the Corporation shall duly observe and conform to all valid requirements of any governmental authorities relative to the conduct of its business or to its properties or assets;

          (d) the Corporation shall maintain and keep in full force and effect its corporate existence and all licenses and permits necessary to ensure the proper conduct of its business, including without limitation, preserving and maintaining all of its proprietary rights;

          (e) the Corporation shall maintain its leased premises and useful assets in good working order and condition, and shall make all necessary and needful repairs, renewals, replacements, additions and improvements thereto;

          (f) the Corporation will keep all of its assets (excluding money and other intangible assets) in its leased premises;

          (g) the Corporation shall keep proper books of records and accounts in which full, true and correct entries in accordance with generally accepted accounting principles will be made of all dealings or transactions relating to its business and activities;


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          (h)  the Corporation shall pay all of its obligations and liabilities when due, including (without limitation) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any property securing any obligations under this Agreement, and maintain appropriate reserves for the accrual of the same in accordance with generally accepted accounting principles; provided, however, that (unless and until foreclosure, distraint, sale or other similar proceedings shall have been commenced) nothing in this section shall require the Corporation to observe or conform to any requirements of a governmental authority, or to pay any obligation or liability, so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently prosecuted and provided that provision is made for the eventual payment thereof in the event it is found that such are payable by the Corporation;

          (i) the Corporation will maintain, with financially sound and responsible companies, insurance in such form and in such amounts and against such risks as is customarily carried by companies engaged in the same or a similar business and operating like properties, including without limitation: (a) insurance on its properties against loss or damage by fire or other hazard, (b) adequate insurance against liability on account of or damage or injury to persons and property and under all applicable workman's compensation laws, and (c) directors and officers liability insurance in an amount not less than US$3,000,000 and with a deductible of not more than US$25,000;

          (j) the Corporation shall furnish to its Shareholders prompt notice of all actions, suits and proceedings before any court, tribunal or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, materially affecting the Corporation or its business, operations or properties;

          (k) the Corporation shall furnish to its Shareholders prompt written notice of any material adverse change in the business, properties, conditions or operations, financial or otherwise, of the Corporation, a statement setting forth details of such a material adverse change and the action of which the Corporation proposes to take with respect thereto;

          (l) the Corporation shall furnish to any Shareholder, promptly after such Shareholder's request, such other information respecting the condition or operations, financial or otherwise, of the Corporation as such Shareholder may from time to time reasonably request;

          (m) the Corporation shall immediately give its Shareholders written notice of any condition or event which has resulted or would with passage of time result in:


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               (i)  a material adverse change in the Corporation's business, properties, conditions or operations, financial or otherwise;

               (ii) a material breach or non-compliance with any term, condition or covenant of any material contract to which the Corporation is a party or by which it or its property may be bound;

               (iii) any litigation or proceedings affecting any of the
                    transactions contemplated by this Agreement or affecting the Corporation which, if adversely determined, might have a materially adverse affect upon the financial condition, business or operations of the Corporation; and upon the Corporation's receipt of any notice or process service, of any litigation or claims of any kind in excess of $100,000, initiated or asserted against the Corporation, which might subject the Corporation to liability, whether covered by insurance or not;

               (iv) any dispute between the Corporation and any governmental regulatory body or other party which might materially affect the transactions contemplated by this Agreement or materially interfere with the normal business operations of the Corporation; or

               (v) the imposition of any lien, levy, attachment or execution on its business or assets created or imposed by any governmental entity or any creditor and shall cause such liens or other process to be satisfied within no more than 30 days;

          (n) the Corporation shall furnish to its Shareholders prompt notice of all actions, suits and proceedings before any court, tribunal or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, materially affecting the Corporation or its business, operations or properties;

          (o) the Corporation shall comply with all of its obligations under this Agreement;

          (p) any capital or operating expenditures of the Corporation, not approved by a capital or operating budget adopted by the unanimous consent of the Board, will not be made without the unanimous consent of the Board except as permitted by the Budget Committee or the Compensation Committee of the Board (both of which committees shall consist of one nominee of GV and one nominee of GP) - the nominees on such committee(s) shall give or withhold their consent within 36 hours after receiving a request to consider the proposed expenditure(s);


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          (q)  no action contemplated in SECTION 2.03(3) shall occur except as permitted in accordance with the terms of that section; and

          (r) give written notice to the Shareholders of any failure to meet any of the obligations set forth in SECTIONS 2.03(3)(A) through 2.03(3)(P), inclusive, as soon as the Managing Director becomes aware of such failure.

     (4) The Managing Director shall have the sole authority and power to cause the Corporation to do any action that is not a Material Action and to make any decision on behalf of the Corporation that does not relate to a Material Action. Except as limited by this Agreement, the Managing Director shall have the sole responsibility, authority and power to manage the business and affairs of the Corporation.

2.04 SOFTWARE RELATED ACTIONS

     At any time during the initial 15 month period following the signing of this Agreement or at any time after the exercise by GP of the "Option" referred to in the Share Subscription and Option Agreement entered into between the parties contemporaneously with this Agreement, the Corporation shall not develop, sell, license, lease or otherwise make software, products or services available to any third party (including Affiliates of any party to this Agreement), or make any commitment or enter into any agreement to do any of the foregoing, without the unanimous consent of the Board.

                                    ARTICLE 3

                                FINANCIAL MATTERS

3.01 EQUITY PARTICIPATION

     Each Shareholder represents and warrants that it is the registered owner of that number and class of the Shares set out opposite such Shareholder's name in the recitals to this Agreement. GV further warrants and represents that Zone 4 Play, Inc. (a Nevada company) and Zone 4 Play, Inc. (a Delaware company) are creditors of GV and therefore have liens on GV Shares securing the above debt. In the event that Shares are to be transferred pursuant to this Agreement, the Shareholders undertake that such Shares shall be free and clear of all claims, liens and encumbrances whatsoever. Each Shareholder represents and warrants that no person, firm, corporation, partnership, trust or other entity has any agreement or option or right capable of becoming an agreement for the purchase of such Shares except as set forth in this Agreement.


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3.02 CAPITAL

     If the Corporation requires additional funds, the Board shall convene and arrive at a satisfactory decision on the matter. Any such decision to determine the mechanism under which additional funds are raised shall require the unanimous consent of the Board.

3.03 PAYMENTS AND DISTRIBUTIONS

     All funds from time to time available to the Corporation which in unanimous opinion of the Board are not otherwise required for the Corporation's purposes shall be paid, applied and distributed as follows:

     (1) first to the making of any payments which are due from the Corporation to any bank or lender other than a Shareholder;

     (2) secondly, to the repayment of interest owing on loans from Shareholders to the Corporation, such payments to be made PRO RATA in accordance with the interest owing;

     (3) thirdly, to the repayment of the principal amount of loans from Shareholders to the Corporation, such payments to be made PRO RATA in accordance with the principal amounts owing to each Shareholder; and

     (4) fourthly, but subject to the other provisions of this Agreement, the balance shall be distributed to the Shareholders by way of dividends.

3.04 ACCOUNTANT

     All of the Shareholders, by unanimous agreement on a yearly basis, shall appoint the accountants of the Corporation. The accountants of the Corporation shall have access to all books, accounts, records, vouchers, checks, papers and documents which relate to the Corporation, including those of the Shareholders.

3.05 BOOKS OF ACCOUNT

     Subject to all applicable, laws, proper books of account and records shall be kept by the Corporation at such place as shall be determined by the unanimous agreement of the directors and entries shall be made therein in accordance with generally accepted accounting principles. Upon giving not less than 14 days notice to the Managing Director, each Shareholder may require a meeting with the Managing Director at which meeting such Shareholder or its nominee shall have free access to examine such books of account and records, provided that any confidential information which is obtained shall not be disclosed to others or used for any improper purpose. Each Shareholder shall at all times, without any concealment or suppression, furnish correct information, accounts and statements to the Shareholders and the Corporation in respect of all transactions pertaining to the Corporation.


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3.06 FINANCIAL REPORTING

     The Board shall cause the Managing Director to prepare and send to each
     Shareholder:

     (1) an un-audited profit and loss statement and balance sheet as at the end of each calendar quarter, prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods and setting forth in the statements in comparative form figures for the corresponding calendar quarter in the preceding year - such documents to be sent to the Shareholders within 45 days following the end of each calendar quarter; and

     (2)  annual financial statements, prepared by the Accountants, containing:

          (a) the balance sheet of the Corporation, prepared in accordance with generally accepted accounting principles applied on a consistent basis; and

          (b) a statement of profit and loss and a statement of changes in financial position, prepared in accordance with generally accepted accounting principles applied on a consistent basis of the Corporation for such period;

          such statements shall be audited, unless otherwise determined by unanimous consent of all Shareholders, and shall be sent to the Shareholders within 90 days after the end of each fiscal year of the Corporation.

3.07 BUDGETS

     The Corporation shall adopt and keep in place, by unanimous consent of the directors, a current operating budget and a current capital budget. Any expenditure not permitted under an applicable budget may be made only with the unanimous consent of the directors.

3.08 SHAREHOLDER'S AUDIT

     A Shareholder (the "AUDITING SHAREHOLDER") may from time to time (but not more than once during any 12 month period) upon making a written request to the Managing Director (the "AUDIT REQUEST"), at its own expense, cause an audit to be made of the Corporation's books and accounts by a chartered accountant or certified public accounts appointed by such Shareholder. Such audit shall be conducted in the presence of the Managing Director and/or his/her nominees at a place determined by the Managing Director. Within 7 days of receiving an Audit Request, the Managing Director will notify the Auditing Shareholder of the place and time at which such audit may be conducted (which time shall be not later than the 21st day after the Audit Request was delivered. Such auditor shall, for the purpose of performing the audit, have access to all books, accounts, records, vouchers, checks, papers and documents of or which relate to the Corporation's business and shall be entitled to require from the Shareholders, directors, officers and employees of the Corporation, such information and explanations as in its opinion are necessary to enable him to make such an audit. The results of the audit shall be disclosed to the Corporation and the Shareholders. If the audit discloses that there are material irregularities in the books and accounts of the Corporation, then the Shareholder who has caused the audit to be made shall be reimbursed by the Corporation for all costs and expenses incurred by him to have such audit performed. If the audit report identifies material irregularities, the Auditing Shareholder may cause a follow-up audit to be conducted to verify that the Corporation has corrected the material irregularities; the cost of the follow-up audit shall be borne by the Corporation.


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3.09 BANK ACCOUNT

     The Corporation shall maintain a bank account or bank accounts with a Bank located in the Isle of Man. All bank accounts of the Corporation shall be kept in the name of the Corporation. All monies received for the account of the Corporation shall be paid immediately into a bank account of the Corporation in the same drafts, checks, bills or cash in which they are received.

3.10 WIND-UP

     (1) If the Shareholders unanimously agree to wind-up the Corporation, the wind-up shall be conducted in a manner whereby its entire assets are sold and the net proceeds (after payment of all of the Corporation's debts and obligations) shall be divided between the Shareholders on a PRO RATA basis having regard to the respective number of Shares they own.

     (2) During the wind-up, each asset of the Corporation shall be offered for sale to the highest bidder (be it a Shareholder or a third party). Every bidder must bid on each asset individually, but may make such bid conditional upon being the successful bidder for other specified assets.

     (3) If a third party makes the highest bid for an asset, then either or both Shareholders may (within 10 Business Days after the bidding process for the assets of the Corporation ends) offer to match the third party's bid. If only one Shareholder offers to match the bid, it shall be entitled to purchase the asset. If both Shareholders offer to match the bid, the Shareholders shall conduct additional rounds of bidding between them until one of the Shareholders outbids the other (at a price for the asset which is higher than that offered by the third party).

     (4) Upon the completion of the wind-up of the Corporation, the Shareholders and their Affiliates shall not be restricted in any way from engaging in the Corporation's former activities, unless they mutually agree otherwise.


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                                    ARTICLE 4

                             DEALING WITH SECURITIES

4.01 NO TRANSFER OF SECURITIES OR RIGHTS

     A Shareholder shall not Transfer any Securities or rights under this Agreement except as permitted by this Agreement or with the written consent of all other Shareholders.

4.02 NOTATION ON SECURITIES

     The following language shall be conspicuously noted on all Share certificates of the Corporation and on all share certificates issued to
     Shareholders:

          "The shares represented by this certificate are subject to all the terms and conditions of a unanimous shareholders agreement made as of September 14, 2006, a copy of which is on file at the registered office of the Corporation."

4.03 INITIATION OF SALE PROVISIONS

     No Shareholder shall initiate a sale or purchase under this Article until such time as any sale or purchase previously initiated under this Article has been completed or otherwise ceased to be effective.

4.04 NEW SHAREHOLDERS

     If a Transfer of Shares to a person who is not an existing Shareholder under this Agreement (the "TRANSFEREE") is permitted in accordance with this Agreement, the Transferee shall as a condition of Transfer enter into an agreement with the Corporation and the remaining Shareholders pursuant to which the Transferee shall be entitled to all the benefits and shall assume all of the obligations of the transferor under this Agreement. The Transferee must be an incorporated entity.

4.05 DEFAULT PROVISIONS

     (1)  For the purposes of this section:

          (a)  an "Event of Default" occurs whenever:

               (i)  a Shareholder:

                         (aa) becomes bankrupt or insolvent or takes the benefit
                    of any statute for bankrupt or insolvent debtors; or


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                         (bb) makes any assignment of corporate assets to one or
                    more of its creditors, or arrangement with its creditors for the purpose of avoiding bankruptcy;

               (ii) a receiver, receiver and manager, or other officer with similar powers is appointed for all or any material part of a Shareholder's property;

               (iii) steps are taken or proceedings are initiated for the dissolution, winding-up or other termination of a Shareholder or for the liquidation of a Shareholder's assets;

               (iv) a Shareholder is in material default under any provision of this Agreement, provided that:

                    (aa) if such default is not capable of rectification then no notice of such default need be given by any other Shareholder;

                    (bb) if such default is capable of rectification then such default shall not become an "Event of Default" until another Shareholder has given notice of the default to such Shareholder and such default remains un-rectified for a period of 20 Business Days following the giving of such notice (however if the default is of a nature that it cannot be rectified within 20 Business Days, such 20 Business Day period shall be extended as necessary provided that the rectification of the default is begun promptly after receipt of such notice and is pursued with due diligence to completion); or

               (v) there is a Transfer (voluntarily or involuntarily) of all or any of the Shareholder's Shares to any third party which is not permitted by this Agreement.

          (b) "Offeror" means the Shareholder referred to in SECTION 4.05(1)(A) and "Offeree" means the other Shareholder.

     (2) If an Event of Default occurs, the Offeree shall have the right to purchase all (but not less than all) of the Shares owned by the Offeror (the "OFFERED SHARES") at their Transfer Value as of the Transfer Valuation Date in accordance with the provisions of this section.

     (3) If the Offeree desires to purchase Offered Shares due to an Event of Default, it shall notify the other Offeror of such desire within 30 days of learning of the Event of Default and shall proceed with diligence to have the Transfer Value determined as soon as reasonably possible. For the purposes of this section, an Offeree shall be deemed to have learned of the Event of Default no later than the date that it receives notice to that effect from the other Shareholder.


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     (4)  As soon as the Transfer Value is determined, the Corporation shall by notice (the "VALUE NOTICE") advise both Shareholders of the determination and provide reasonable particulars of such determination.

     (5) The Offeree may only purchase the Offered Shares by notice (the "ACCEPTANCE") given to the other Shareholder to this Agreement within 30 days following receipt of the Value Notice (the "ACCEPTANCE PERIOD"). If the Offeree gives its Acceptance within the Acceptance Period, the transaction of purchase and sale shall be completed on the 90th day following the expiry of the Acceptance Period (or the next Business Day thereafter if the 90th day is not a Business Day). If the Offeree does not give its Acceptance within the Acceptance Period, the right of the Offeree to purchase the Offered Shares shall forthwith cease with respect to the Event of Default for which the Value Notice was given.

     (6)  All definitions in this section apply to this section only.

4.06 RIGHT OF FIRST REFUSAL - MARKET LAST

     (1) Either Shareholder (the "OFFEROR") who desires to sell all of its Shares (the "OFFERED SHARES") pursuant to this section shall first make a bona fide offer to sell the Offered Shares to the other Shareholder (the "OFFEREE") by giving notice (the "OFFER") referring to this section and stating the terms upon which the Offeror desires to sell the Offered Shares.

     (2)  The Offer shall:

          (a) be in sufficient detail that it can reasonably be accepted and completed by the Offeree;

          (b)  include a purchase price payable in cash on closing; and

          (c) include the place, time and date of closing, reasonably established.

     (3) The Offeree may only accept the Offer by notice (the "ACCEPTANCE") given to the Offeror within 14 days following receipt of the Offer (the "ACCEPTANCE PERIOD"). If the Offeree give its Acceptance within the Acceptance Period, the transaction of purchase and sale shall be completed on the 90th day following the expiry of the Acceptance Period (or the next Business day thereafter if the 90th day is not a Business Day).

     (4) If the Offered Shares are not purchased by the Offeree in accordance with the foregoing provisions in this SECTION 4.06, the Offerors may complete a sale of the Offered Shares to an incorporated entity (the "PURCHASER") within 180 days after the expiry of the Acceptance Period on terms no more favourable to the Purchaser than those stated in the Offer. If such sale is not completed to the Purchaser within the 180 day period, the rights of the Offeree under this section shall again take effect.

     (5)  All definitions in this section apply to this section only.

4.07 THIRD PARTY OFFER FOR 100% OF SHARES

     (1) A Shareholder (the "FIRST SHAREHOLDER") who desires to sell all (but not less than all) of its Shares (the "FIRST SHAREHOLDER'S SHARES") pursuant to this section shall first obtain a bona fide offer (the "INITIAL THIRD PARTY OFFER") from a third party (the "INITIAL THIRD PARTY"), which third party is an incorporated entity, for the purchase of all the issued and outstanding Shares of the Corporation (the "OFFERED SHARES") together with a certified check payable to the Corporation's lawyer in trust in an amount equal to at least 15% of the purchase price.

     (2)  The Initial Third Party Offer shall:

          (a) be in sufficient detail that it can reasonably be accepted and completed by the Shareholders as vendors and either the Third Party as purchaser for the Offered Shares or the other Shareholder (the "SECOND SHAREHOLDER")as purchaser for the First Shareholder's Shares;

          (b)  include a purchase price payable in cash on closing;

          (c)  be stated to be subject to the provisions of this section; and

          (d) include the place, time and date of closing, reasonably established.

     (3) The First Shareholder shall then offer to sell the First Shareholder's Shares to the Second Shareholder on the same terms as in the Initial Third Party Offer by notice (the "OFFER") given to the Second Shareholder referring to this section and including a copy of the Initial Third Party Offer. Upon receiving the Initial Third Party Offer, the First Shareholder must disclose to the Second Shareholder any prior, existing or intended business or other connection, direct or indirect, between the First Shareholder (and/or any of its Affiliates of Subsidiaries) and the Initial Third Party; if the First Shareholder fails to disclose such a connection, the Second Shareholder shall have the right to terminate and void any sale of Shares to the Initial Third Party.

     (4) The Second Shareholder may within the 20 Business Day period (the "ACCEPTANCE PERIOD") after receiving the Initial Third Party Offer:

          (a) accept the Offer by notice (the "ACCEPTANCE") given to the First Shareholder, in which case the Second Shareholder shall not be required to provide a deposit prior to closing and the transaction of purchase and sale shall be completed on the 20th Business Day following the expiry of the Acceptance Period; or

          (b) obtain a second bona fide offer (the "SUBSEQUENT THIRD PARTY OFFER") from a third party (the "SUBSEQUENT THIRD PARTY"), which third party is an incorporated entity, for the purchase of the Offered Shares together with a certified check payable to the Corporation's lawyer in trust in an amount equal to at least 15% of the purchase price.

     (5) If the Second Shareholder elects not to accept the Offer and obtains a Subsequent Third Party Offer, which it desires to accept and which yields greater net proceeds to the Shareholders than they would receive under the Initial Third Party Offer, the Second Shareholder shall provide a copy of the Subsequent Third Party Offer to the First Shareholder and at that time must disclose to the First Shareholder any prior, existing or intended business or other connection, direct or indirect, between the Second Shareholder (and/or any of its Affiliates of Subsidiaries) and the Subsequent Third Party; if the Second Shareholder fails to disclose such a connection, the First Shareholder shall have the right to terminate and void any sale of Shares to the Subsequent Third Party. Subject to the foregoing, if the Subsequent Third Party Offer does yield greater net proceeds to the Shareholders than they would receive under the Initial Third Party Offer, the Shareholders shall accept the Subsequent Third Party Offer and sell the Offered Shares to the Subsequent Third Party on the terms contained in the Subsequent Third Party Offer.

     (6) If, within the Acceptance Period, the Second Shareholder does not accept the Offer (to purchase the Shares of the First Shareholder at the price per share contained in the Initial Third Party Offer) and does not obtain a Subsequent Third Party Offer (that yields greater net proceeds to the Shareholders than they would receive under the Initial Third Party Offer) , the Shareholders shall accept the Initial Third Party Offer and sell the Offered Shares to the Initial Third Party on the terms contained in the Initial Third Party Offer.

     (7)  All definitions in this section apply to this section only.

4.08 BUY/SELL BETWEEN SHAREHOLDERS

     (1) The Shareholders may sell shares between themselves on such terms as they may agree at any time following the expiration of 24 months from the signing of this Agreement.

     (2) If a Shareholder (the "OFFEROR") desires to purchase all of the Shares of the other Shareholder (the "OFFEREE") but the Shareholders cannot agree (for any reason) to enter into such a transaction, the Offeror has the right at any time to give written notice (the "NOTICE") to the other Shareholder (the "OFFEREE"), which Notice shall refer to this section and shall contain the following:

          (a) an offer by the Offeror to purchase all of the Shares owned by the Offeree (an "OFFER TO PURCHASE");

          (b) an offer by the Offeror to sell all of the Shares owned by the Offeror to the Offeree (an "OFFER TO SELL"); and

          (c) the price to be paid for pursuant to the Offer to Purchase (the "PURCHASE PRICE") and which must be payable in cash on closing.

          (d) Without derogation from the above, the Offeree shall have the right to purchase the Offeror's Shares at a price 15% lower than the Purchase Price (the "DISCOUNTED PURCHASE PRICE").

          Notwithstanding the above, no Notice may be given prior to the first anniversary of the date of this Agreement.

     (3) Within 14 days of the Notice being given, the Offeree shall be entitled to accept either the Offer to Purchase or the Offer to Sell (at the Discounted Purchase Price) by giving written notice of such acceptance to the Offeror.

     (4) If the Offeree accepts the Offer to Purchase, the Offeree shall sell and the Offeror shall purchase all of the Shares owned by the Offeree at the Purchase Price and the transaction of purchase and sale shall be completed within 60 days of the expiry of the 14 day period specified in SECTION 4.08(3).

     (5) If the Offeree accepts the Offer to Sell, the Offeror shall sell and the Offeree shall purchase all of the Shares owned by the Offeror at the Discounted Purchase Price and the transaction of purchase and sale shall be completed within 180 days of the expiry of the 14 day period specified in SECTION 4.08(3).

     (5) If the Offeree does not accept either the Offer to Purchase or the Offer to Sell within the 14 day period specified in SECTION 4.08(3), the Offeree shall be deemed to have accepted the Offer to Purchase of the Offeror and to have given written notice of such acceptance pursuant to the provisions of SECTION 4.08(3) on the last day upon which such notice may have been given.

     (6)  All definitions in this section apply to this section only.

                                    ARTICLE 5

                                    VALUATION

5.01 SELECTION OF VALUATOR

     If this Agreement provides for the purchase and sale of Shares at their Transfer Value and if the Shareholders cannot agree on the Transfer Value, then upon the request of any Shareholder, the Corporation's Accountant shall determine the Transfer Value as at the applicable Transfer Valuation Date. In the remainder of this section the Accountant is also referred to as the "Valuator". For the purpose of determining the Transfer Value, the Valuator may appoint, at the expense of the Corporation, an independent valuator or appraiser to assist in such determination. The Valuator and any valuator or appraiser assisting the Valuator shall act as an expert and not as an umpire or arbitrator and shall not be bound by the rules of natural justice and may elect, at their discretion, to hear representations from any party to this Agreement with respect to the Transfer Value. The determination of the Transfer Value made by the Valuator shall, for the purposes of this Agreement, be final and binding on the parties to this Agreement and no appeal shall lie therefrom.

     Notwithstanding the foregoing, if any Shareholder disagrees with the determination of the Accountant as to the Transfer Value, such Shareholder may, by notice in writing to the other Shareholders, require an independent qualified business valuator, which must be a national accounting firm in the United Kingdom who is not the accountant or auditor for any party to this Agreement, to review the Accountant's determination of the Transfer Value and the determination of such independent valuator, which shall be final and binding on the parties to this Agreement. The fees and disbursements of the independent valuator shall be borne by the Shareholder requesting the review unless the value found by the independent valuator varies by more than 10% from the valuation determined by the Accountants and provided that such variation is in favour of the Shareholder requesting the review, in which event the fees and disbursements of such independent auditor shall be borne by the Corporation.

5.02 DETERMINATION OF TRANSFER VALUE OF SHARES

     If the Shareholders cannot agree on the Transfer Value, it shall be arrived at by multiplying the fair market value of each issued and outstanding Share (i.e. fair market value of all issued and outstanding Shares divided by the number of issued and outstanding Shares) by the number of Shares to be transferred.

5.03 TIMING FOR VALUATION

     Such determination shall be made in writing and given to all Shareholders and to the Corporation within 45 days of the date of the request made to the Valuator to make such determination or as soon thereafter as may be reasonably possible. If the Valuator fails to do so or is unwilling to do, any party to the transaction of purchase and sale may apply to a court of competent jurisdiction to have a substitute appointed for the Valuator.

5.04 COSTS OF VALUATION

     All fees and disbursements charged by the Valuator shall be paid by the parties to the transaction of purchase and sale or, at the Managing Director's option, by the Corporation.

                                    ARTICLE 6

                                     CLOSING

6.01 CLOSING PROVISIONS

     Unless otherwise provided for in this Agreement, the closing (the "CLOSING") of any sale of Shares (the "TRANSFERRED SHARES") between Shareholders (the seller of Transferred Shares being called the "VENDOR" and the purchaser of Transferred Shares being called the "PURCHASER") shall be held at the registered office of the Corporation at 11:00 a.m. on the date provided for Closing and, at Closing:

     (1)  the Vendor shall:

          (a) deliver to the Corporation signed resignations of the Vendor and the Vendor's nominees, if any, as directors, officers and employees of the Corporation, as the case may be, such resignations to be effective at Closing;

          (b) transfer the Transferred Shares to the Purchaser free from all mortgages, charges, security interests, claims, encumbrances and restrictions whatsoever (except restrictions created under this Agreement). If, at Closing, the Transferred Shares are subject to any mortgage, charge, security interest, claim, encumbrance or restriction, then the Purchaser may do such acts and things, and make such payments, as seem necessary to the Purchaser, acting reasonably, in order to discharge such mortgage, charge, security interest, claim, encumbrance or restriction and the Purchaser shall deduct from the purchase price for the Transferred Shares all costs and expenses incurred in so doing; and

          (c)  pay any amount owing to the Corporation by the Vendor; and

          (d) deliver to the Corporation all records and documents belonging to the Corporation and which are in the Vendor's possession or control

     (2) the Purchaser shall pay for the Transferred Shares by wire transfer into a bank account specified by the Vendor; and

     (3) any amount owing by the Corporation to the Vendor shall be paid by the Corporation.

6.02 FAILURE TO CLOSE

     (1) If the Vendor fails to complete the transaction of purchase and sale, then the amount which the Purchaser would otherwise be required to pay to the Vendor at Closing may be deposited by the Purchaser into a trust account in the name of the Vendor at the bank branch used by the Corporation. Upon making the deposit and giving the Vendor notice that the deposit was made, the purchase of the Transferred Shares by the Purchaser shall be deemed to have been fully completed and the Transferred Shares shall be conclusively deemed to have been transferred to and vested in the Purchaser and the Secretary of the Corporation shall cause the name of the Purchaser to be entered in the share register of the Corporation as the holder of the Transferred Shares. The Vendor shall be entitled to receive the amount deposited in the trust account upon satisfying the Vendor's obligations pursuant to SECTION 6.01(1).

     (2) If the Purchaser fails to complete the transaction of purchase and sale, the Vendor may, at its option (exercisable by giving written notice thereof to the Vendor on or as soon as reasonably practicable after the intended Closing) and in addition to any other rights it may have at law including seeking an order for specific performance and/or damages, terminate the transaction and the Purchaser's right at that time to purchase the Transferred Shares shall be deemed to be null and void.

     (3) If any Transfer of Shares is subject to review under the provisions of any statute, the Closing shall be conditional upon the consent or allowance or deemed consent or allowance of the purchase of the Shares by the applicable public authority, which consent or allowance shall be on terms and conditions reasonably satisfactory to the Purchaser. Notwithstanding any other provision in this Agreement, the Closing shall be delayed until the receipt of such consent or allowance or deemed consent or allowance.

                                    ARTICLE 7

                                   TERMINATION

7.01 TERMINATION

     This Agreement, excluding any non-competition provisions in it, shall terminate upon:

     (1)  the written agreement of all Shareholders;

     (2) the dissolution or bankruptcy of the Corporation or the making by the Corporation of an assignment under the bankruptcy laws of any applicable jurisdiction, or

     (3)  one Shareholder becoming the owner of all of the Shares.

                                    ARTICLE 8

                         REPRESENTATIONS AND WARRANTIES

8.01 REPRESENTATIONS OF EACH SHAREHOLDER

     Each Shareholder represents and warrants that:

     (1) it has been duly incorporated or created and is validly subsisting and in good standing under the laws of its jurisdiction of incorporation;

     (2) it has the corporate power and authority to enter into and perform its obligations under this Agreement;

     (3) this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and enforceable obligation enforceable against it in accordance with its terms; and

     (4) it is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law which would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

8.02 REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

     The Corporation and GV represent and warrant that:

     (1) the authorized capital of the Corporation consists of 20,000,000 Ordinary (voting) shares of (pound).0001 each;

     (2) the Shares listed in the recitals above are the only authorized, issued and outstanding Shares of the Corporation; and

     (3) no person, firm, corporation, partnership, trust or other entity has any agreement or option or right capable of becoming an agreement for the purchase, subscription or issuance of any of the authorized and unissued Shares of the Corporation.

8.03 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All of the representations and warranties made in this Agreement shall survive the execution of this Agreement and shall be deemed to be continuing.

                                    ARTICLE 9

                           GENERAL CONTRACT PROVISIONS

9.01 APPLICATION OF THIS AGREEMENT

     The terms of this Agreement shall apply MUTATIS MUTANDIS to any shares:

     (1) resulting from the conversion, reclassification, redesignation, subdivision or consolidation or other change of the Shares; and

     (2) of the Corporation or any successor body corporate which may be received by the Shareholders on a merger, amalgamation, arrangement or other reorganization of or including the Corporation;

     and prior to any such action being taken the parties shall give due consideration to any changes which may be required to this Agreement in order to give effect to the intent of this section.

9.02 FURTHER ASSURANCES

     Each party shall sign such other documents and do and perform such other acts as may, in the reasonable opinion of counsel for any other party, be necessary or desirable in order to give full effect to this Agreement. Each Shareholder agrees to vote and act as a shareholder of the Corporation to fulfill the provisions of this Agreement and in all other respects to comply with, and use all reasonable efforts to cause the Corporation to comply with, this Agreement, and to the extent, if any, which may be permitted by law, shall cause its respective nominee(s) as directors to act in accordance with this Agreement.

9.03 ASSIGNMENT

     Unless expressly permitted in this Agreement, no party may assign such party's rights or obligations under this Agreement without the prior written consent of all other parties.

9.04 TIME OF THE ESSENCE

     Time shall be of the essence in respect of every part of this Agreement.

9.05 CONFIDENTIALITY

     Each party agrees not to, at any time or under any circumstances, without the unanimous prior consent of the other parties to this Agreement, directly or indirectly communicate or disclose to any third party any confidential knowledge or information howsoever acquired by such party relating to or concerning the customers, products, technology, trade secrets, systems, operations or other confidential information regarding the property, business and affairs of the Corporation or any of its Affiliates, nor shall such party utilize or make available any such knowledge directly or indirectly in connection with any business or activity in which such party is or proposes to be involved, or in connection with the solicitation or acceptance of employment with any person. Without limiting the generality of the foregoing, each Shareholder agrees not to:

     (1) permit any of its directors, officers, employees or agents to divulge to any person, firm, association, syndicate, corporation or organization the name of any customer, client or supplier of the Corporation, and

     (2) interfere with, entice away or otherwise attempt to obtain the withdrawal of any employee of the Corporation.

9.06 BENEFIT OF THE AGREEMENT

     This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

9.07 NOTICES

     Any demand, notice, request or other communication required or permitted to be given in connection with this Agreement (referred to in this section as a "NOTICE") shall be given in writing and delivered personally or by next-day courier or by facsimile transmission. A notice shall be addressed to the recipient as follows:

          if to GV at 9 Myrtle Street, Douglas, Isle of Man IM1 1ED and at fax no. o

          if to GP, at 11 Old Parham Road, St. John's, Antigua WI and at fax no. o if the Corporation, to the Managing Director at the registered office of the Corporation and to each Shareholder or such other address as may be designated by written notice by any party to the others. Such notice shall be conclusively deemed to have been given and received when so delivered, provided that delivery actually made on a day after normal business hours or on a day which is not a Business Day shall be deemed to have been made at the commencement of the next Business Day, and further provided that any notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

9.08 INTERPRETATION

     (1) All references in this Agreement to sections are references to sections of this Agreement unless otherwise provided.

     (2) Unless the context requires otherwise, words importing the singular number shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

9.09 REFERENCES TO LAWS

     Any references in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body, in whatever form, shall be construed as a reference to it as amended or re-enacted from time to time or as a reference to any successor to it.

9.10 AMENDMENTS AND WAIVERS

     No provision in this Agreement may be amended or waived except in writing.

9.11 SEVERABILITY

     Any finding that a provision of this Agreement is invalid or unenforceable shall apply only to such provision.

9.12 ENTIRE AGREEMENT

     The parties expressly agree that in all respects pertaining to this Agreement and its subject matter their rights, obligations and remedies shall be governed exclusively by the terms of this Agreement and that this Agreement supersedes any prior understandings and agreements between them with respect to its subject matter. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly made in this Agreement. For greater certainty, the parties expressly exclude the application of or recourse to any rights, obligations and remedies in tort.

9.13 ATTORNEY'S FEES AND LEGAL COSTS

     Should any dispute be commenced between the parties concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party or parties in such dispute shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for their attorneys fees in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose. For purposes of this section, the term "prevailing party or parties" shall mean the party or parties who obtain substantially the relief sought by such party or parties in such claim, suit or other legal proceeding, whether by settlement, summary judgment, judgment or otherwise.

9.14 CONSTRUCTION

     The preparation of this Agreement has been a joint effort of the parties and the resulting document shall not, solely as a matter of judicial consideration, be construed more severely against one party than the other parties.

9.15 COUNTERPARTS

     This Agreement may be signed by the parties in separate counterparts each of which when so signed and delivered shall be an original and all such counterparts shall together constitute one instrument.

9.16 GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the Isle of Man. Each party to this Agreement attorns to the exclusive jurisdiction of the courts of the Isle of Man.

                                   ARTICLE 10

                                 NON-COMPETITION

10.01 NON-COMPETITION

     (1) GV covenants and agrees that neither it nor any of its Affiliates will (individually or collectively), for so long as the Corporation is in existence:

          (a) in any manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used or employed by any person, firm, association, syndicate, corporation or organization engaged in or concerned with or interested in any business anywhere in the world related to or regarding online multiplayer blackjack tournament which are similar to or competitive with the business carried on by the Corporation; or

          (b) develop, license and/or sell any online multiplayer blackjack tournament software similar or competitive with the software owned, developed, under development, licensed or sold by the Corporation.

     (2) GV hereby acknowledge that it has reviewed the provisions of SECTION 10.01(1) above, turned its mind to the reasonableness of its scope (both as to geographical area and time period), consulted an independent lawyer who has explained the implications of such section to it, fully understands the implication of such section, and is entirely satisfied that the provisions of such section in their entirety are necessary and reasonable for the protection of the legitimate business interests of the Corporation and each Shareholder and should be given full force and effect.

     (3) GV agree that the remedy at law for any breach of the provisions hereof by it or by an Affiliate of it may be inadequate and that in the event of such breach the Corporation and/or GP shall be entitled to make an application to the appropriate court granting the Corporation temporary and/or permanent injunctive relief against GV and/or one or more of its Affiliates, without the necessity of proving actual damage to the Corporation, for the purpose of preventing the breaching party or parties from continuing such breach.

IN WITNESS WHEREOF THE PARTIES HAVE SIGNED THIS AGREEMENT:

                               )
                               )        GAMING VENTURES PLC
                               )
                               )
                               )        Per: /s/ Uri Levy
                               )        ------------------------
                               )        Authorized Signing Officer
                               )
                               )
                               )        GOLDEN PALACE LIMITED
                               )
                               )
                               )        Per: /s/ Richarg G. Rowe
                               )        ------------------------
                               )        Authorized Signing Officer
                               )
                               )
                               )        RNG GAMING LIMITED
                               )
                               )
                               )        Per: /s/ Uri Levy
                               )        ------------------------
                               )        Authorized Signing Officer
                               )